Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
Inference Technologies Group, Inc.	Delaware
Acqueon, Inc.	Delaware
Five9 Portugal Unipassoal Lda	Portugal